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EXHIBIT 11



                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                            PER SHARE OF COMMON STOCK



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(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA)     THREE MONTHS ENDED    SIX MONTHS ENDED
                                                           JUNE 30, 2003        JUNE 30, 2003
                                                        ------------------    ----------------
Average shares outstanding - Basic ................              36.0               35.9

Effect of dilutive securities:
    Stock options .................................               0.2                0.1
                                                               ------             ------
Average shares outstanding - Assuming dilution ....              36.2               36.0
                                                               ======             ======

Net income ........................................            $ 18.2             $ 31.8

Earnings per share:
Basic .............................................            $ 0.50             $ 0.88
Dilutive ..........................................            $ 0.50             $ 0.88
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